EXHIBIT 23.1

December 11, 2007

Board of Directors

BlastGard International, Inc.

2451 McMullen Booth Road, Ste., 207

Clearwater, FL 33759

Dear Members of the Board:

With regard to the Registration Statement on Form SB-2, Amendment #2, we consent to the incorporation of our report dated March 23, 2007 relating to the balance sheet of BlastGard International, Inc. as of December 31, 2006, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005.

We also consent to the use of our name in the section of the filing entitled “Experts”.

By:	/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado